Exhibit 10.21
FANNIE MAE
SUPPLEMENTAL PENSION PLAN OF 2003
Amendment
     Pursuant to Section 5.5 of the Fannie Mae Supplemental Pension Plan of 2003 (the “Plan”), as authorized by the Conservator of Fannie Mae (the Federal Housing Finance Agency) and in accordance with the authority delegated to the Vice President & Deputy General Counsel for Tax & Benefits to approve amendments to benefit plans to the extent necessary to comply with Internal Revenue Code Section 409A, the Plan is hereby amended as follows, effective as of January 1, 2009 or, as to any provision hereof required under Section 409A to be effective January 1, 2008, as of January 1, 2008:
     1. Section 2.1A is hereby amended in its entirety to read as follows:
     “2.1A. “Actuarial Equivalent” means, as of any determination date, a benefit which is of equal value to a benefit otherwise payable in a different form or commencing at a different time under the Plan, based on the applicable mortality tables and interest factors (or other reduction factors) set forth in the Retirement Plan and in effect on such determination date.”
     2. Section 2.14 is hereby amended by inserting, after the words “even if prior to the Effective Date” and the comma that follows them, the words “and (for the avoidance of doubt) even if such bonus is paid after the Participant’s Separation from Service, and (c) Earnings (determined without regard to the terms of the Retirement Plan included solely to comply with Section 401(a)(17) of the Code) were increased by the amount of any retention bonus awards paid under the program established in October 2008 and approved by the Conservator of Fannie Mae (each, a “Retention Bonus Award”) while such Participant was an Executive” followed by a comma.
     3. Section 2.14(i) is hereby amended by inserting, after the words “The amount of the” the words “Retention Bonus Awards and”.
     4. Section 2.14 is hereby amended by adding at the end of 2.14(iii) the following paragraphs:
     “(iv) The amount of the Retention Bonus Awards taken into account for the calendar year ending on December 31, 2008 shall include any Retention Bonus Awards paid in December 2008, April 2009, and November 2009, which amounts (as limited pursuant to clause (i) above) shall be treated as having been earned in equal monthly installments over the course of such year (taking into account all months of employment for the Corporation, whether or not as an Executive, but disregarding periods following termination of employment) for purposes of determining, under Section 2.14(c) above, (A) the portion of such Retention Bonus Awards added to Earnings for any month, and (B) whether such Retention Bonus Awards were earned by the Participant while an Executive.

     (v) The amount of the Retention Bonus Awards taken into account for the calendar year ending on December 31, 2009 shall include the Retention Bonus Awards paid in February 2010, which amount (as limited pursuant to clause (i) above) shall be treated as having been earned in equal monthly installments over the course of such year (taking into account all months of employment for the Corporation, whether or not as an Executive, but disregarding periods following termination of employment) for purposes of determining, under Section 2.14(c) above, (A) the portion of such Retention Bonus Awards added to Earnings for any month, and (B) whether such Retention Bonus Awards were earned by the Participant while an Executive.
     (vi) Amounts paid as severance in lieu of Retention Bonus Awards are not Retention Bonus Awards and therefore are not included in calculating the Participant’s Earnings for purposes of the Plan.”
     5. Section 3.2 is hereby amended by adding at the end the following sentence:
     “Notwithstanding the foregoing, if a Participant’s accrued benefit under the Retirement Plan, as of the date on which payment of his or her benefit under this Plan is scheduled to commence, reflects accruals with respect to a period following the Participant’s Separation from Service in which the Participant was receiving benefits under a long-term disability plan maintained by the Corporation, the Participant’s benefit under this Plan shall be calculated not as of the date of the Participant’s Separation from Service but as of such benefit commencement date, taking into account any such period or portion thereof that follows the date of the Participant’s Separation from Service and is completed as of such benefit commencement date.”
     6. Section 3.4 is hereby amended by inserting, in the first sentence, the words “or 2008” after the words “commence at an alternative time under the 2007,” and after the words “consistent with all the terms and conditions of the 2007”.
     7. Section 3.7 is hereby amended in its entirety to read as follows:
     “3.7. Cashout of Small Amounts. Notwithstanding any other provision of the Plan to the contrary and at the sole discretion of the Company, if at the time a Participant’s benefits are scheduled to commence under Section 3.4 or a spouse’s or domestic partner’s benefits are scheduled to commence under Section 3.6 (the “determination date”), the present value of the benefit payable hereunder (including any amounts payable to a Participant pursuant to another “nonaccount balance plan” (as defined in Section 1.409A-1(c)(2)(i)(C) of the Treasury Regulations) with which the Plan is required to be aggregated under Section 1.409A-1(c)(2) of the Treasury Regulations) is less than the applicable dollar amount under Section 402(g)(1)(B) of the Code, the benefit may be distributed (consistent with the cashout rules under Section 409A) in the form of a single lump sum equal to such present value as soon as administratively practicable, but in no event later than ninety (90) days after the determination date; provided, however, that the present value of the benefit shall be determined taking into account the amount of any bonus payable after the determination date, if the amount is known on the determination date, and if a bonus is payable after the determination date but the amount of such bonus is not known on the determination date, if the present value of the Participant’s benefit as of the determination date is less than the applicable dollar amount under Section 402(g)(1)(B), then the present value of the Participant’s unpaid benefit for purposes of this Section 3.7 shall be determined instead as of the date such bonus is paid, and the foregoing provisions of this Section 3.7 shall be applied treating the bonus payment date as the determination date.”

     8. Section 3.5(b)(ii) is hereby amended in its entirety to read as follows:
     “(ii) A Participant may, to the extent consistent with Section 409A, elect in writing, in a form and manner acceptable to the Company, to have his or her benefit hereunder payable in another such annuity form that is available under Section 3.5(a), provided that no such change of election shall be effective if made on or after the date on which the first annuity payment is made and further provided that no such change of election shall be effective if such change would result in a form of benefit payment under the Plan that when considered together with payments under other “nonaccount balance plans” (as defined in Section 1.409A-1(c)(2)(i)(C) of the Treasury Regulations) with which the Plan is required to be aggregated under Section 1.409A-1(c)(2) of the Treasury Regulations would be inconsistent with the applicable payment rules (including without limitation the “life annuity” rules at Section 1.409A-2(b)(2)(ii)) under Section 409A).”
     9. Section 5.5 is hereby amended in its entirety to read as follows:
“5.5. Amendment or Termination. The Compensation Committee of the Board, with prospective or retroactive effect, may amend, suspend or terminate this Plan or any portion thereof at any time. The Compensation Committee of the Board delegates to the Committee the authority to adopt amendments that may be necessary or appropriate to facilitate the administration, management and interpretation of this Plan or to conform this Plan thereto, provided any such amendment does not significantly affect the cost to the Corporation of maintaining the Plan. However, no amendment, suspension or termination of the Plan shall, without the consent of a Participant, impair or adversely affect the Participant’s vested benefits accrued under the Plan as of the date of such action (determined as if that Participant then employed had Separated from Service as of the date of such amendment, suspension or termination).”